Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Neurologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Michael Sorell, M.D.	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(201) 592-6451	Shayne Payne (spayne@lhai.com)
www.neurologix.net	(212) 838-3777

NEUROLOGIX REPORTS POSITIVE RESULTS IN A RANDOMIZED, BLINDED PARKINSON’S DISEASE PRIMATE STUDY

FORT LEE, N.J. (October 4, 2004) - Neurologix Inc. (OTCBB: NRGX), a developer of proprietary therapies for treating central nervous system disorders, announces the presentation of data showing that the Company’s NLX-P101 is well tolerated and effective in a primate model of Parkinson’s disease. David Eidelberg, M.D., Director of the Susan and Leonard Feinstein Center for Neurosciences in the Institute for Medical Research at North Shore-Long Island Jewish Health System and Professor of Neurology and Neurosurgery at New York University School of Medicine, presented the results at the 18th Annual Symposia on Etiology, Pathogenesis, and Treatment of Parkinson’s disease and other Movement Disorders on October 3, 2004, at the Sheraton Center Toronto Hotel, in Toronto, Ontario.

The findings presented by Dr. Eidelberg, the corresponding author, showed that the NLX-P101-treated group exhibited statistically significant improvement in motor scores over time, while the control group showed an initial decline, followed by relatively little change. At 60 weeks fluorodeoxyglucose (FDG)-PET scans revealed that the treated group exhibited higher metabolism in the motor cortex compared to the control group, which correlated with clinical improvement.

Michael Sorell, M.D. chief executive officer of Neurologix said “This animal data, together with impressive rodent data earlier published in Science, has been the basis of scientific support for our sponsored Phase I study in patients with Parkinson’s disease, which is underway at New York Presbyterian Hospital-Weill Cornell Medical Center and the North Shore-Long Island Jewish Health System.

Neurologix is currently pioneering gene therapy (NLX-P101; referred to as STN AAV-GAD gene therapy in the conference abstract) to treat Parkinson’s disease. The gene is glutamic acid decarboxylase (GAD), whose product synthesizes the major inhibitory neurotransmitter in the brain, g-aminobutyric acid (GABA), and targets the subthalamic nucleus (STN), which is overactive in patients with Parkinson’s disease. NLX-P101 is being evaluated as a therapeutic drug when injected into this deep brain structure that is known to function abnormally in Parkinson’s patients.

The abstract presented in Toronto was entitled In vivo study of metabolic brain function in parkinsonian macaques following GAD therapy. The study involved 13 non-human primates that were made hemiparkinsonian through unilateral MPTP (a specific toxin for brain dopamine cells) injection and were then randomized to receive either NLX-P101 (seven animals) or a control AAV vector harboring the gene for green fluorescent protein (GFP) (six animals). Videotaped motor ratings were measured in a blinded fashion weekly over 55 weeks. All the animals were scanned with fluorodeoxglucose (FDG) PET at week 60. Motor ratings in the two groups were analyzed using repeated measures analysis of variance. The PET data were spatially normalized to a macaque brain template, and the two groups were compared on a voxel basis blind to treatment category.

Other contributing authors were Dr. M. Carbon-Correll, Dr. Y. Ma and Dr. A.S. Feigin, Center for Neurosciences, Institute for Medical Research at North Shore-Long Island Jewish Health System; Dr. M. Emborg and Dr. J. Kordower, Rush Presbyterian Medical Center in Chicago; Dr. J. Holden, University of Wisconsin; Dr. M. During, Depart of Molecular Medicine & Pathology, University of Auckland; and, Dr. M. Kaplitt, Weill-Cornell Medical Center in New York.

About Neurologix, Inc.
Neurologix, Inc. is a development stage biotechnology company, involved in developing treatments for disorders of the brain and central nervous system using gene therapy and other alternative therapies. The Company’s initial development efforts are focused on gene therapy for treating Parkinson’s disease and epilepsy and its core technology, which it refers to as “NLX”, is currently being tested in a Phase I human clinical trial to treat Parkinson’s disease.

Cautionary statement regarding forward-looking statements
This News Release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact, including statements regarding the Company’s acquisition plans. When used in this document, the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. The Company is a development stage company and there is no assurance that the Company’s NLX-P101 or any of its other NLX technology will prove safe or effective in treating disorders of the brain and central nervous system or that it will ever become profitable. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among other things the factors recited under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

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